Exhibit 10.1

SETTLEMENT AGREEMENT

THIS AMENDING AGREEMENT dated this 3rd day of March 2020

BETWEEN:

Cicero Holding Group, Inc.

1858 Pleasantville Rd., Suite 110

Briarcliff Manor, NY 10510

OF THE FIRST PART

- AND-

Resonate Blends, Inc.

26565 Agoura Rd., Suite 200

Calabasas, CA 91302

OF THE SECOND PART

Background

A.	Cicero Holdings, Inc. and Resonate Blends, Inc. (the “Parties”) entered into the Convertible Promissory Note (the “Note”) around the timeframe of October 2, 2019. Cicero Holding Group, Inc. provided $100,000 to Textmunication Holdings, Inc., for the purpose of working capital. The attached Note has the details of the investment.

B.	Textmunication Holdings, Inc. (“Textmunication”) had an agreement to use an email marketing program from Cicero Holdings Group Inc. (“Cicero”) valued at $100,000 over a 12-month period (the “Contract”).

C.	Textmunication and Resonate Blends, Inc (“Resonate”) merged on October 25, 2019. After the merger, Resonate was made aware of this outstanding convertible note and email marketing program. Resonate has agreed to settle both the Note and the Contract with the conditions set below.

IN CONSIDERATION OF the Parties agreeing to amend their obligations in the existing Note, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to keep, perform, and fulfill the promises, conditions and agreements below:

Agreements

The Note:

	●	Resonate will begin making $10,000 monthly payments commencing on April 15, 2020 with a balloon payment due on September 15, 2020. Five equal monthly payments of $10,000 each will be made by the 15th of each month starting on April 15, 2020 through August 15, 2020. A final payment of $60,000 will be made on September 15, 2020 to close out the payment of the Note in its entirety.

	●	The current Note remains active. The “Conversion Price” is hereby amended to equal 70% of the closing sale price on the day of default”. If Resonate defaults on any of its monthly installment payments, stock from the original note will be issued at the Conversion Price. Resonate can go back to the monthly payment plan even if it has defaulted on any payment during the plan. Resonate has the option to pay-off the entire balance at any time from the execution of this Agreement through September 15, 2020. Once payments are made for the entire $110,000 of this Note settlement, the Note is retired.

The Contract:

	●	To settle the Contract, Resonate will issue to Cicero 500,000 shares of restricted common stock upon execution of this Agreement. Such shares will be issued to Cicero within 5 business days of the date hereof. There will be a twelve (12) month leak-out period that will start once the shares are eligible to be resold, with no more than 5,000 shares allowed to be sold on any given trading day. After the issuance of the 500,000 shares, the Contract is paid in full.

Miscellaneous Terms

Capitalized terms not otherwise defined in this Agreement will have the meanings ascribed to them in the Note or the Contract as applicable. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine include the feminine and vice versa. No regard for gender is intended by the language in this Agreement. All other terms and provisions of the Note and Contract remain in full force and effect until payment in full is received by Cicero.

Full Mutual Release

Following the full repayment of the $110,000 Convertible Promissory Note and the issuance of 500,000 Rule 144 shares to Cicero for their Email Marketing Program, a full mutual release is agreed to by the Parties.

Governing Law

Subject to the terms of the Amended Agreement, it is the intention of the Parties that this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of New York, without regard to the jurisdiction in which any action or special proceeding may be instituted.

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this 3rd day of March 2020.

Cicero Holding Group, Inc.

Per:

Resonate Blends, Inc.

Per:
Geoffrey Selzer – Chief Executive Officer